                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to 14a-11(c) or Rule 14a-12
                                CASE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials:

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement no.:

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     (3) Filing Party:

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     (4) Date Filed:

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

CASE CORPORATION LOGO
CASE CORPORATION
700 STATE STREET
RACINE, WISCONSIN 53404

April 20, 1999

Dear Stockholder:

You are cordially invited to attend the 1999 Annual Meeting of Stockholders which will begin at 9:00 a.m. on Wednesday, May 12, 1999. The meeting will be held at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin. The formal Notice of Meeting and Proxy Statement containing further information about the meeting are on the following pages.

The primary business of the meeting will be to elect directors for the coming year, and to approve the Case Corporation Employee Stock Purchase Plan as amended and the selection of independent public accountants. In addition, we will review our 1998 results and look ahead at 1999.

During 1998, we reached record sales of construction equipment and grew the serviced portfolio of our financial services business to an all-time high of $6.8 billion. However, in the face of an industry-wide downturn in the agricultural equipment market in the second half of the year, we took a number of actions on a proactive basis including lower equipment production, a global headcount reduction program, and lower growth-related spending. The accompanying copy of our 1998 Annual Report gives a more complete picture of the year. We are successfully managing through this cyclical change in the agricultural equipment market and have entered 1999 confident that we have taken steps to maximize our performance under current conditions. As a result, we are in an excellent position to show rapid improvement when the market rebounds.

Your vote at the meeting is important no matter how many shares you own. This year, stockholders of record will have a choice of designating a proxy to vote their shares over the Internet, by telephone, or by signing and dating the enclosed Proxy/Voting Instruction Card and returning it in the accompanying envelope. Page 1 of the Proxy Statement provides more information on which voting method may be available to you. Regardless of the voting method you choose, you are encouraged to vote promptly and to specify your choices on matters to be voted upon. It is not necessary to specify any choice if you wish to vote in accordance with the recommendations of the Board of Directors. I hope that you will be able to attend the meeting. If you do, you may vote your stock in person even though you have previously designated a proxy.

If you have any questions about the matters being voted upon or require assistance in completing your Proxy/ Voting Instruction Card, contact Bryan Kneeland in Investor Relations at 414/636-5390.
Very truly yours,
ROSSO SIG
Jean-Pierre Rosso
Chairman and Chief Executive Officer

                             CASE CORPORATION LOGO

                                CASE CORPORATION
                                700 State Street
                            Racine, Wisconsin 53404
                                 (414) 636-6011

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1999

To the Stockholders of Case Corporation:

     The Annual Meeting of Stockholders of Case Corporation will be held at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin, on Wednesday, May 12, 1999, at 9:00 a.m., local time, for the purpose of considering and voting upon:

     - The election of a Board of Directors to serve until the next Annual Meeting and until their successors are elected and have qualified,

     -  The Case Corporation Employee Stock Purchase Plan as amended,

     - The appointment of Arthur Andersen LLP as independent public accountants for the year 1999, and

     -  Such other matters as may properly come before the Annual Meeting.

     The close of business on March 26, 1999, has been fixed as the record date for determination of common stockholders entitled to notice of and to vote at the Annual Meeting. A list of these stockholders will be maintained and open for examination by any stockholder, for any purpose germane to the Annual Meeting, during regular business hours at the above address of Case for ten days prior to the meeting.

                                            By order of the Board of Directors

                                                    RICHARD S. BRENNAN
                                                        Secretary

Racine, Wisconsin
April 20, 1999

                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
GENERAL INFORMATION.........................................      1
ELECTION OF DIRECTORS.......................................      1
     Nominees for Election to the Board of Directors........      1
     The Board of Directors and Its Committees..............      4
     Compensation of Directors..............................      5
STOCK OWNERSHIP.............................................      7
     Directors and Executive Officers.......................      7
     Other Stock Ownership..................................      8
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................      9
EXECUTIVE OFFICER COMPENSATION..............................     10
     Summary Compensation Table.............................     10
     Option Grants in 1998..................................     11
     Aggregated Option Exercises in 1998 and Year-End Option
      Values................................................     11
     Employment Contracts, Termination of Employment and
      Change-in-Control Arrangements........................     12
     Compensation Committee Report on Executive
      Compensation..........................................     13
     Compensation Committee Interlocks and Insider
      Participation.........................................     16
STOCK PRICE PERFORMANCE GRAPH...............................     17
CERTAIN RELATIONSHIPS AND TRANSACTIONS......................     17
APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN................     18
     Plan Summary...........................................     18
     U.S. Tax Effects.......................................     18
     Plan Benefits..........................................     19
APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS...     19
OTHER MATTERS...............................................     19
     Voting of Shares.......................................     19
     Proxy Solicitation Expense.............................     20
     Stockholder Proposals..................................     20
     Director Nominations...................................     21
EXHIBIT A -- CASE CORPORATION EMPLOYEE STOCK PURCHASE
  PLAN......................................................    A-1

                             CASE CORPORATION LOGO

                                CASE CORPORATION
                                700 State Street
                            Racine, Wisconsin 53404
                                 (414) 636-6011

                                PROXY STATEMENT

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 1999

                       ---------------------------------
                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Case Corporation of proxies for use at the 1999 Annual Meeting of Stockholders of Case to be held on May 12, 1999 and any adjournments thereof. Case will send the Proxy Statement and accompanying Proxy/Voting Instruction Card on or about April 20, 1999 to common stockholders of record.

     You will be entitled to notice of and to vote at the Annual Meeting only if you are a common stockholder of record on Case's books at the close of business on March 26, 1999. These stockholders will be entitled to one vote per share. There were 74,324,072 shares of common stock of Case outstanding at the close of business on the record date. The presence in person or by proxy of the holders of shares of common stock representing a majority of all outstanding shares of common stock entitled to vote will constitute a quorum. Inspectors of election appointed for the Annual Meeting will tabulate votes cast in person or by proxy and determine whether a quorum is present.

     Starting this year, stockholders of record may designate a proxy to vote their shares of common stock at the Annual Meeting by using the Internet, calling a toll-free telephone number or, if they prefer, by signing and mailing the enclosed proxy card as they have done in the past. If you are a stockholder of record and wish to designate your proxy by using the Internet or by telephone, refer to the instructions set forth on the enclosed proxy card. If your shares of common stock are held in "street name" by a broker, bank or other nominee, you will receive instructions from them about how to have your shares voted.

                      -----------------------------------
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     The Board of Directors has fixed the number of directors to be elected at eight, each of whom is to serve for a term to expire at the 2000 Annual Meeting of Stockholders and until a successor is duly elected and qualified. Mr. Thomas
N. Urban, a director of Case since August 1995, retired from Case's Board on July 10, 1998. Unless authority is withheld in accordance with instructions on the proxy card, the persons named as proxies in the proxy card, or their substitutes, will vote for the following nominees for director, each of whom has been designated as such by the Board of Directors. If, for any reason not presently known, any of the nominees is not available for election, a proxy may be voted for another person selected by the Board of Directors or the size of the Board of Directors may be reduced. Holders of the proxies may also vote for fewer than eight nominees if, in the judgment of the proxy holders, such action is necessary or desirable. Directors are elected by the affirmative vote of the holders of a plurality of the shares present, in person or by proxy, and authorized to vote on the matter, with the result that votes withheld will not affect the outcome of an election.

     The following information, including age and principal occupation for the last five years, has been furnished by the respective nominees. All of the following nominees are presently serving as members of Case's Board of Directors.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                          FOR THE FOLLOWING NOMINEES:

Pei-Yuan Chia                PEI-YUAN CHIA                                       DIRECTOR
                             SINCE 1997
                             60, served as Vice Chairman of Citicorp, a global financial services company, and its principal subsidiary, Citibank,
                             N.A., between 1994 and 1996, where he headed its global
                             consumer business since 1992 and had added responsibility as the senior customer and government contact for Asia. Mr.
                             Chia became a director of Citicorp and Citibank in 1993,
                             retiring from those directorates and his Vice Chairman
                             positions in 1996. Mr. Chia is also a director of American
                             International Group, Inc. and Baxter International Inc.
Ronald E. Goldsberry         RONALD E. GOLDSBERRY                                DIRECTOR
                             SINCE 1998
                             56, Vice President of Global Service Business Strategy of
                             the Ford Motor Company, a global manufacturer and marketer of automobiles, trucks and related parts and accessories,
                             since January 1999. He previously served Ford as Vice
                             President and General Manager of Ford Customer Service
                             Division from 1994 to 1998 and as Executive Director of
                             Sales and Service Strategies from 1990 to 1994. Dr.
                             Goldsberry is also a director of UNUM Corporation.
Jeffery T. Grade             JEFFERY T. GRADE                                    DIRECTOR
                             SINCE 1995
                             55, Chairman and Chief Executive Officer of Harnischfeger
                             Industries, Inc., a manufacturer of mining equipment and
                             paper-making machinery, since 1993. He previously served as
                             President and Chief Executive Officer of Harnischfeger from
                             1992 to 1993 and President and Chief Operating Officer from
                             1986 to 1992. In addition to Harnischfeger, Mr. Grade is
                             also a director of L.G. & E. Energy Corp.

Thomas R. Hodgson            THOMAS R. HODGSON                                   DIRECTOR
                             SINCE 1997
                             57, served as President and Chief Operating Officer of
                             Abbott Laboratories, a global diversified health care
                             products company, between 1990 and 1998. He joined Abbott in
                             1972, becoming Executive Vice President and a director in
                             1985, retiring from that directorate and from his position as President and Chief Operating Officer in 1998. Mr.
                             Hodgson is also a director of The St. Paul Companies, Inc.

Katherine M. Hudson          KATHERINE M. HUDSON                                 DIRECTOR
                             SINCE 1996
                             52, President and Chief Executive Officer of Brady
                             Corporation, a manufacturer of coated films and industrial products, since January 1994. Prior to assuming her position with that company, she was Vice President and General
                             Manager of the Professional, Printing and Publishing Imaging
                             Division of Eastman Kodak Company, which is engaged
                             primarily in developing, manufacturing, and marketing
                             consumer and commercial imaging products, since 1991, and
                             Chief Information Officer of that company from 1988 through
                             1991. In addition to Brady, Ms. Hudson is also a director of
                             Honeywell Inc.
Gerald Rosenfeld             GERALD ROSENFELD                                    DIRECTOR
                             SINCE 1994
                             52, Managing Member of G Rosenfeld & Co LLC, a management, strategy and investment consulting firm, since November
                             1998. Prior thereto, he was Senior Managing Director of
                             NationsBanc Montgomery Securities LLC from April to November
                             1998, a Managing Director and head of Investment Banking of
                             Lazard Freres & Co. LLC from 1992 to April 1998, and a
                             Managing Director and Group Head at Bankers Trust Securities
                             Inc. from 1988 to 1992, each of these entities being
                             investment banking firms.
Jean-Pierre Rosso            JEAN-PIERRE ROSSO                                   DIRECTOR
                             SINCE 1994
                             58, Chairman and Chief Executive Officer of Case since
                             October 1997. Prior thereto, he served as its Chairman,
                             President and Chief Executive Officer since March 1996, and as its President and Chief Executive Officer from April
                             1994, when he joined Case. Prior to April 1994, Mr. Rosso
                             was President of the Home and Building Control business of
                             Honeywell Inc., a producer of advanced technology products, since 1992 and served as President of that company's
                             European operations from 1987 through 1991. He is a member of The Business Roundtable. Mr. Rosso is also a director of
                             ADC Telecommunications, Inc., Crown Cork & Seal Company,
                             Inc., Medtronic, Inc. and Ryerson Tull, Inc.
Theodore R. Tetzlaff         THEODORE R. TETZLAFF                                DIRECTOR
  Photo                      SINCE 1994
                             55, Partner in the law firm of Jenner & Block, Chicago,
                             since 1976 and Chairman of its Executive Committee and
                             Operations & Finance Committee since July 1997. Mr. Tetzlaff is also General Counsel of Tenneco Inc., serving in that
                             capacity since July 1992. He was formerly Vice President,
                             Legal and External Affairs, of Cummins Engine Company, Inc.
                             from 1980 to 1982. Mr. Tetzlaff is also a director of
                             Continental Materials Corp. and a Commissioner of the Public
                             Building Commission of Chicago.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    DIRECTOR OVERSIGHT

     Case is governed by a Board of Directors. The directors discharge their responsibilities at Board and director committee meetings, and through telephone contact and other communications with each other and with the Chairman and Chief Executive Officer and other members of management regarding the business of Case.

     During 1998, the Board of Directors held eight meetings. Each director attended 75% or more of the aggregate meetings of the Board of Directors, and of the committees of the Board to which the director was assigned, during the time the director served.

     There are five standing committees of the Board of Directors, including the Finance Committee and the Public Issues Committee which were established by action of the Board on May 13, 1998. The committees have the following members and the responsibilities described below.

    AUDIT COMMITTEE

     Ms. Hudson and Messrs. Goldsberry and Tetzlaff serve as members of the Audit Committee. Ms. Hudson acts as Chairperson of the Committee. The Committee met three times during 1998 and has the responsibility, among other things, to:

  - recommend the selection of Case's independent public accountants,

  - review and approve the scope of the independent public accountants' audit activity and extent of non-audit services,

  - review with management and the independent public accountants the adequacy of Case's basic accounting system and the effectiveness of Case's internal audit plan and activities,

  - review with management and the independent public accountants Case's financial statements which are the subject of the independent public accountants' certification,

  - exercise general oversight over Case's financial reporting process,

  - review litigation and other legal matters that may affect Case's financial condition, and

  - monitor compliance with Case's corporate policies.

    COMPENSATION COMMITTEE

     Messrs. Rosenfeld, Chia, Grade and Hodgson serve as members of the Compensation Committee. Mr. Rosenfeld acts as Chairperson of the Committee. The Compensation Committee met four times during 1998 and has the responsibility, among other things, to:

  - establish the salary rates of executive officers of Case,

  - examine periodically the compensation structure of Case,

  - administer the incentive and deferred compensation plans of Case, and

  - make recommendations to the Board of Directors concerning long-term plans for executive compensation.

     A subcommittee of the Compensation Committee, the Equity Committee, comprised of Messrs. Chia, Grade and Hodgson, has the responsibility of making stock option grants, stock awards and other equity-based awards pursuant to Case's Equity Incentive Plan to officers of Case who are subject to Section 16 of the Securities Exchange Act of 1934. The Equity Committee met twice during 1998.

    FINANCE COMMITTEE

     Messrs. Grade, Chia and Rosenfeld serve as members of the Finance Committee. Mr. Grade acts as Chairperson of the Committee. The Finance Committee met twice during 1998 and has the responsibility, among other things, to review and make recommendations to the Board of Directors of Case on major transactions or programs involving a proposed:

  - acquisition, joint venture or divestiture,

  - capital investment,

  - short-term or long-term financing, including the public offering or private placement of debt securities, and

  - sale, repurchase or split of equity securities.

    NOMINATING COMMITTEE

     Mr. Hodgson and Ms. Hudson serve as members of the Nominating Committee. Mr. Hodgson acts as Chairperson of the Committee. The Nomi-nating Committee met three times during 1998 and has the responsibility, among other things, to:

  - identify, with the direct input of the Chairman and Chief Executive Officer, possible candidates to serve as non-employee directors of Case in accordance with the guidelines and criteria set forth in Case's Corporate Governance Guidelines,

  - aid in attracting qualified candidates to serve as non-employee directors,

  - assess the Board's performance annually as provided in the Guidelines, and

  - review, assess and make recommendations to the Board regarding the size and composition of the Board.

    PUBLIC ISSUES COMMITTEE

     Ms. Hudson and Messrs. Goldsberry and Tetzlaff serve as members of the Public Issues Committee. Ms. Hudson acts as Chairperson of the Committee. The Public Issues Committee met once during 1998 and has the responsibility, among other things, to review and report to the Board of Directors of Case on:

  - public policy issues which could significantly affect (a) the operations of Case or (b) the related interests of its stockholders, employees or customers, or the communities where Case is located, and

  - policies, practices and programs of Case pertaining to such issues.

               -------------------------------------------------

COMPENSATION OF DIRECTORS

     Directors who are salaried officers of Case or of any of its subsidiaries do not receive any compensation for service as a director or a member of any committee of the Board of Directors.

    ATTENDANCE FEES

     Each outside director is paid an attendance fee of $1,000, plus expenses, for each meeting of the Board of Directors and each committee meeting attended.

    OUTSIDE DIRECTORS' EQUITY COMPENSATION PLAN

     Pursuant to the Outside Directors' Equity Compensation Plan, outside directors are each paid an annual retainer fee of $28,000 (payable all in common stock or, if elected by the director, up to $14,000 in cash with the remainder in common stock). In addition, each outside director who serves as a committee chair (except for the Public Issues Committee) is paid an annual committee chair fee of $4,000 (payable all in common stock or, if elected by the director, up to $2,000 in cash with the remainder in common stock), per committee chair held. Annual retainer fees and committee chair fees are paid on a quarterly basis on the last day of each plan year quarter. Any individual becoming or ceasing to be a director between annual meetings of stockholders will be paid these retainer fees and committee chair fees, if any, on a pro rata basis.

     Outside directors may elect to defer all or a portion of their annual retainer fees and committee chair fees otherwise payable to them in common stock. If a director makes a deferral election, a number of stock equivalent units will be credited to the director's deferred compensation account. The number of stock equivalent units credited will be determined by dividing the amount of fees that would have been paid to the director in common stock but for the deferral election, by the fair market value of a share of common stock on the date such fees would otherwise have been paid to the director. Additional stock units will be credited to directors' accounts to reflect dividends paid on common stock. The amount of such additional units will be determined by multiplying the number of stock units credited to a director's account as of the record date for the dividend by the amount of the dividend paid on a share of common stock and dividing that product by the fair market value of a share of common stock on the record date. Dividends for the portion of the 1998 plan year beginning prior to January 1, 1999 were credited as of January 1, 1999. Case will distribute the deferred amounts in a lump sum, in shares of common stock, at the time the director terminates service as a director. The directors will have no voting rights with respect to stock equivalent units credited to their accounts.

     Outside directors may also elect to forego payment of all or any portion of the fees otherwise payable in common stock or in cash to the director on or after January 1, 1999 and to instead receive an option to purchase shares of common stock at a purchase price per share equal to the fair market value of common stock on the date the fees would otherwise have been paid to the director. The number of shares subject to the option granted pursuant to a director's election will be equal to the amount of the fees that the director elected to forego, multiplied by four and divided by the fair market value of a share of common stock on the date the fees would otherwise have been paid to the director.

     On the date of each annual meeting of stockholders, each outside director receives an option to purchase 1,500 shares (3,000 shares beginning with the 1999 Annual Meeting) of common stock at a purchase price per share equal to the fair market value of common stock on the date of grant. Any individual becoming a director between annual meetings of stockholders will receive an option to purchase a pro rata number of shares of common stock, based on the date of such appointment, with an exercise price equal to the fair market value of common stock on the date of such appointment.

     Options granted to the directors as described above will remain in effect for ten years after the date of grant (or, if earlier, six months after the date an individual ceases to be an outside director) and become exercisable three years after the date of grant (or, if earlier, in the case of options which have been outstanding for at least six months, on the date the individual ceases to be an outside director, unless such individual has been removed by the stockholders for cause); provided, however, that Elective Options will be immediately exercisable upon grant but any shares purchased upon exercise of an Elective Option may not be sold until six months after the grant date of the Elective Option. If a director ceases to serve in such capacity because of death or disability, then the options granted to that director will automatically vest (to the extent not already vested) and become exercisable for a six-month period. Upon a change-in-control of Case, all stock options will vest (to the extent not already vested) and will remain exercisable for a six-month period following the change-in-control.

     Upon exercise of an option granted under the plan, a director who delivers shares of common stock to pay the option exercise price will be granted, upon such delivery and without any further action by the Board of Directors or Compensation Committee, an additional option (a "Reload Stock Option") to purchase the number of shares so delivered upon exercise. The Reload Stock Options are granted at fair market value on the grant date, become exercisable six months from the grant date and expire coincident with the options they replace. All other terms of the Reload Stock Option are the same as those that apply to the original option to which it relates. Directors are limited to one Reload Stock Option in any 12 month period and a maximum of five Reload Stock Options with respect to any option granted. No Reload Stock Option will be granted within six months prior to the scheduled expiration date of the option to which it relates.

                         ------------------------------
                                STOCK OWNERSHIP
DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of common stock and Cumulative Convertible Second Preferred Stock of Case beneficially owned as of March 31, 1999, with sole voting and investment power except as indicated, and the number of performance share units held by each director and executive officer whose name is set forth in the Summary Compensation Table herein, and all directors and executive officers as a group. As of March 31, 1999, no director or executive officer owned any of Case's Series A Cumulative Convertible Preferred Stock.

                                                  NUMBER OF SHARES AND
                                             NATURE OF BENEFICIAL OWNERSHIP
-----------------------------------------------------------------------------------------------------
                                                               CUMULATIVE               NUMBER OF
                                            COMMON         CONVERTIBLE SECOND       PERFORMANCE SHARE
                                           STOCK(1)        PREFERRED STOCK(2)         UNITS HELD(3)
-----------------------------------------------------------------------------------------------------
 DIRECTORS
 Pei-yuan Chia.........................        4,911                 --                       --
 Ronald E. Goldsberry..................        3,414                 --                       --
 Jeffery T. Grade......................        4,455                 --                       --
 Thomas R. Hodgson.....................        6,118                 --                       --
 Katherine M. Hudson...................       14,039                 --                       --
 Gerald Rosenfeld......................        7,344                 --                       --
 Jean-Pierre Rosso.....................      647,755             20,500                  137,000
 Theodore R. Tetzlaff..................        7,782                 --                       --
 EXECUTIVE OFFICERS
 Steven G. Lamb........................      297,682              5,000                   95,000
 Theodore R. French....................      234,824              4,000                   73,000
 Richard M. Christman..................      162,915              3,000                   18,000
 Richard S. Brennan....................       34,000                 --                       --
 All directors and executive officers
  as a group...........................    1,425,239             32,500                  323,000
-----------------------------------------------------------------------------------------------------

 (1) Excludes shares of common stock into which Case's Cumulative Convertible Second Preferred Stock (described below) may currently be converted. Includes shares of common stock with respect to which directors and executive officers have the right to acquire beneficial ownership through the exercise of stock options which are vested or will become vested within 60 days of March 31, 1999 under Case's Equity Incentive Plan or its Outside Directors' Equity Compensation Plan as follows: Mr. Brennan:
     30,000 shares; Mr. Chia: 1,414 shares; Mr. Christman: 129,432 shares; Mr.
     French: 140,100 shares; Dr. Goldsberry: 1,414 shares; Mr. Grade: 3,616 shares; Mr. Hodgson: 1,616 shares; Ms. Hudson: 2,783 shares; Mr. Lamb:
     172,432 shares; Mr. Rosenfeld: 3,616 shares; Mr. Rosso: 436,410 shares; Mr. Tetzlaff: 3,414 shares; and all directors and executive officers as a group: 926,247 shares. Shares of common stock reported as beneficially owned by Mr. Christman include 52,197 shares of common stock as to which he shares beneficial ownership. The percent of the class of common stock owned by each director and executive officer was less than 1%, and the percent owned by all directors and executive officers as a group was 1.9%.

 (2) These non-voting shares, each of which is convertible into 2.2883 shares of common stock, are held under Case's Equity Incentive Plan. Messrs. Rosso, Lamb, French, Christman and all directors and executive officers as a group own 54.7%, 13.3%, 10.7%, 8.0% and 86.7%, respectively, of Case's Cumulative Convertible Second Preferred Stock.

 (3) The performance share units are referred to in footnote (3) to the Summary Compensation Table on page 10 hereof. Messrs. Rosso, Lamb, French and Christman and all directors and executive officers as a group hold 28.8%, 20.0%, 15.3%, 3.8% and 67.8% respectively, of Case's performance share units.

OTHER STOCK OWNERSHIP

     At March 31, 1999, the only persons known by Case to be beneficial owners of five percent or more of shares of common stock are listed below. Persons sharing beneficial ownership of some or all of the same securities are shown in italics below the primary reporting person and share the same address except as indicated. The footnote following each primary reporting person's name explains any such shared beneficial ownership.

                    NAME AND ADDRESS OF                        NUMBER OF SHARES        PERCENT OF
                      BENEFICIAL OWNER                        BENEFICIALLY OWNED         CLASS
-------------------------------------------------------------------------------------------------
 Brandes Investment Partners, L.P.(1).......................      4,323,655                5.9%
   12750 High Bluff Drive
   San Diego, CA 92130
      Brandes Investment Partners, Inc......................      4,323,655                5.9%
      Brandes Holdings, L.P.................................      4,323,655                5.9%
      Charles H. Brandes....................................      4,323,655                5.9%
      Glenn R. Carlson......................................      4,323,655                5.9%
      Jeffrey A. Busby......................................      4,323,655                5.9%
-------------------------------------------------------------------------------------------------
 FMR Corp.(2)...............................................      5,049,446               6.93%
   82 Devonshire Street
   Boston, MA 02109
      Edward C. Johnson 3d..................................      5,049,446               6.93%
      Abigail Johnson.......................................      5,049,446               6.93%
      Fidelity Management & Research Company................      4,938,900               6.78%
      Fidelity Magellan Fund................................      4,140,000               5.68%
-------------------------------------------------------------------------------------------------
 Morgan Stanley Dean Witter & Co.(3)........................      7,886,852              10.83%
   1585 Broadway
   New York, NY 10036
      Miller Anderson & Sherrerd, LLP.......................      6,460,655               8.87%
      1 Tower Bridge, Suite 1100
      West Conshohocken, PA 19428
-------------------------------------------------------------------------------------------------
 Wellington Management Company, LLP(4)......................      7,415,900              10.18%
   75 State Street
   Boston, MA 02109
      Vanguard Windsor Funds................................      7,415,000              10.18%
      P.O. Box 2600
      Valley Forge, PA 19482

--------------------------------------------------------------------------------
 (1) These entities and individuals reported shared voting and investment power as to these shares on a Schedule 13G dated February 11, 1999, containing information as of December 31, 1998.

 (2) FMR Corp. reported aggregate sole voting power as to 87,646 shares and, together with Edward C. Johnson 3d and Abigail Johnson, sole investment power as to 5,049,446 shares on a Schedule 13G dated February 12, 1999, containing information as of December 31, 1998. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR Corp. and an investment advisor to Fidelity Magellan Fund and other investment companies.

 (3) Morgan Stanley Dean Witter & Co. reported shared voting power as to 6,835,989 shares and shared investment power as to 7,886,852 shares, and its wholly-owned subsidiary, Miller Anderson & Sherrerd, LLP reported shared voting power as to 5,582,155 of these shares and shared investment power as to 6,460,655 of these shares, on a Schedule 13G dated February 5, 1999, containing information as of December 31, 1998.

 (4) Wellington Management Company, LLP reported shared voting power as to 900 shares and shared investment power as to 7,415,900 shares owned by its clients, including Vanguard Windsor Funds, on a Schedule 13G dated December 31, 1998, containing information as of December 31, 1998. Vanguard Windsor Funds reported sole voting power and shared investment power of 7,415,000 of those shares, on a Schedule 13G dated February 10, 1999, containing information as of December 31, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Case's officers and directors, and persons who own more than ten percent of a registered class of Case's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent shareholders also are required by rules promulgated by the SEC to furnish Case with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of Section 16(a) forms furnished to Case, and certain written representations received by Case from reporting persons indicating that no other reports were required, Case knows of no reporting persons who failed to file Section 16(a) forms on a timely basis for 1998.

                 ----------------------------------------------
                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the remuneration for the years indicated paid by Case for services rendered by its Chairman and Chief Executive Officer and each of its four other most highly compensated executive officers who served during 1998.

                                                                                         LONG-TERM
                                                 ANNUAL COMPENSATION                COMPENSATION AWARDS
                                                                    OTHER         RESTRICTED    SECURITIES
           NAME AND                                                ANNUAL           STOCK       UNDERLYING      ALL OTHER
      PRINCIPAL POSITION        YEAR    SALARY     BONUS(1)    COMPENSATION(2)   AWARDS($)(3)   OPTIONS(#)   COMPENSATION(4)
-------------------------------
 Jean-Pierre Rosso............. 1998   $850,008   $   --          $100,666        $2,608,125     390,000        $163,980
   Chairman and Chief           1997    800,004    1,210,539       133,447           --          221,310         145,605
   Executive Officer            1996    700,008    1,283,333        81,974         1,337,500      75,000          81,067
 Steven G. Lamb................ 1998    560,004       --            71,878         1,805,625     270,000          78,955
   President and Chief          1997    515,004      677,280       188,307           --          150,000          80,289
   Operating Officer            1996    439,375      466,667       474,116           535,000      20,000          15,450
 Theodore R. French............ 1998    440,004       --            59,474         1,404,375     210,000          55,523
   President, Financial         1997    391,252      416,788        51,792           --          120,000          53,890
   Services, and Chief          1996    314,500      320,000       110,024           535,000      15,000          14,056
   Financial Officer
 Richard M. Christman.......... 1998    285,000       --            18,752           401,250      50,000          71,164
   Senior Vice President        1997    300,000(5)    196,648       46,670           --           30,000         115,054
                                1996    259,008      169,125        33,581           171,200       6,800          36,176
 Richard S. Brennan............ 1998    335,000       --           --                 40,125       6,000         --
   General Counsel              1997    320,000      130,000       --                --            3,000         --
   and Secretary                1996    309,000      100,000       --                 53,500       3,000         --

--------------------------------------------------------------------------------

 (1) Includes the value of shares received pursuant to a program which permits participants to exchange part or all of their annual cash bonus for shares of common stock equal in value to 133 1/3% of the foregone cash award. Shares awarded under such program for 1997 were subject to a forfeiture provision and a restriction on disposition for twelve months, and for 1996 were subject to a restriction on disposition for six months. Pursuant to the program, Messrs. Rosso, Lamb, French and Christman exchanged $520,000, $510,000, $50,000 and $61,600 of cash bonus, respectively, in 1997, and exchanged $550,000, $200,000, $60,000 and $12,375 of cash bonus, respectively, in 1996.

 (2) Includes (a) during 1998: for Mr. Rosso, $30,655 in family benefits; (b) during 1997: for Mr. Rosso, $35,534 in family benefits; and (c) during 1996: for Mr. Rosso, $25,379 in family benefits; for Mr. Lamb, $161,494 in relocation expenses; and for Mr. French, $55,329 in relocation expenses.

 (3) The amounts disclosed are based on the closing price per share of common stock on the date of the grant. Dividends will be paid on all restricted shares. During 1998 Messrs. Rosso, Lamb, French, Christman and Brennan were awarded 130,000, 90,000, 70,000, 20,000 and 2,000 shares of restricted common stock, respectively, that vest in increments of 20% on each of the first five anniversaries of the grant date. Messrs. Rosso, Lamb, French, Christman and Brennan held 312,000, 205,000, 163,000, 44,400, and 3,000 unvested restricted shares and performance share units (issued in 1997 and not included in this table) at December 31, 1998, valued at $6,804,720, $4,471,050, $3,555,030, $968,364 and $65,430
     respectively, based on the closing price of $21.81 per share for common stock on such date (as reported on the New York Stock Exchange Composite
     Tape).

 (4) Includes amounts contributed or deferred pursuant to Case's ERISA Excess Plan and/or Retirement Savings Plan during 1998 for the accounts of Messrs. Rosso, Lamb, French and Christman of $132,230, $70,747, $49,297 and $59,177, respectively; amounts imputed as income for federal income tax purposes under Case's group life insurance plan during 1998 for Messrs. Rosso, Lamb, French and Christman of $26,343, $6,176, $4,836 and $1,315, respectively; and interest accrued on deferred compensation during 1998 for Messrs. Rosso, Lamb, French and Christman of $5,407, $2,032, $1,390 and $10,672, respectively.

 (5) Includes a one-time cash payment of $30,000, with a gross-up for tax purposes, received by Mr. Christman pursuant to Case's revised policy on automobiles provided to its employees.

OPTION GRANTS IN 1998

     The following table sets forth the number of shares of common stock subject to stock options that were granted during 1998 to the persons named in the Summary Compensation Table, and the potential realizable value of such options assuming a 5% and 10% compounded appreciation in the market value of common stock over the term of the option grants.

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                  NUMBER OF     % OF TOTAL                                    ANNUAL RATES OF STOCK
                                    SHARES       OPTIONS                                     PRICE APPRECIATION FOR
                                  UNDERLYING    GRANTED TO    EXERCISE OR                        OPTION TERM(3)
                                   OPTIONS      EMPLOYEES      BASE PRICE     EXPIRATION    -------------------------
             NAME                 GRANTED(1)     IN 1998      PER SHARE(2)       DATE           5%            10%
---------------------------------------------------------------------------------------------------------------------
 Jean-Pierre Rosso                 390,000        14.8%         $19.7813       10/16/08     $4,851,726    $12,295,225
 Steven G. Lamb                    270,000        10.2%          19.7813       10/16/08      3,358,887      8,512,079
 Theodore R. French                210,000         8.0%          19.7813       10/16/08      2,612,468      6,620,506
 Richard M. Christman               50,000         1.9%          19.7813       10/16/08        622,016      1,576,311
 Richard S. Brennan                  6,000         0.2%          19.7813       10/16/08         74,642        189,157

--------------------------------------------------------------------------------
 (1) Consists of nonqualified stock options for common stock granted under Case's Equity Incentive Plan that become exercisable in increments of 20% on each of the first five anniversaries following the grant date. Exercisability may be accelerated upon death, retirement at age 65 or older, or total disability if such event occurs at least six months after the grant date. Under certain circumstances, the options may become exercisable upon a Change-in-Control of Case. The nonqualified stock options provide that a grantee who delivers shares of common stock to pay the option exercise price will be granted an additional Reload Stock
     Option to purchase the number of shares so delivered at fair market value on the grant date, becoming exercisable six months from the grant date and expiring coincident with the options they replace. Grantees are limited to two Reload Stock Options in any calendar year and a total of ten Reload Stock Options.

 (2) All options were granted at fair market value on the date of grant.

 (3) The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the assumed 5% and 10% annual appreciation rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of common stock. No gain to the optionee is possible without a price increase in the shares underlying the respective options. To realize the potential values set forth in the 5% and 10% columns of this table, the per share market price of common stock would be 63% and 159%, respectively, above the exercise price of the options.

AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

     The following table sets forth the shares of common stock acquired and the value realized on the exercise of options during 1998 and the number and value of unexercised stock options for common stock held, as of December 31, 1998, by the persons named in the Summary Compensation Table.

                           NUMBER OF
                            SHARES                           NUMBER OF SHARES              VALUE OF UNEXERCISED
                          ACQUIRED ON      VALUE          UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                             OPTIONS HELD AT                     HELD AT
                                                            DECEMBER 31, 1998               DECEMBER 31, 1998*
                                                       ---------
          NAME             EXERCISE       REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------------
 Jean-Pierre Rosso           --          $   --          436,410         625,000       $   619,019     $  792,188
 Steven G. Lamb              30,000       1,274,990      172,432         426,668           273,394        548,438
 Theodore R. French          40,000       1,844,615      140,100         335,000           215,581        426,563
 Richard M. Christman        50,000       2,314,870      129,432          82,268           105,269        101,563
 Richard S. Brennan          --              --           30,000          10,000           --              12,188

--------------------------------------------------------------------------------
 * Based on the closing stock price for common stock on December 31, 1998 of $21.81 per share.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     During 1997, Case and Mr. Rosso amended and restated his employment agreement. The principal provisions of the amended and restated employment agreement included: (1) a base annual salary for 1997 of $800,000, subject to future increases as approved by the Compensation Committee; (2) an annual target bonus of not less than base annual salary; (3) an annual target value of stock awards aggregating not less than $1 million; (4) non-cash compensation and qualified/welfare benefits generally provided to Case's senior executive officers, financial and estate planning benefits, reimbursement for certain educational expenses of his children and a country club membership; (5) pension benefits equal to (a) the amount that would have been payable to Mr. Rosso under certain pension plans of his former employer had his employment with his former employer continued until his separation from service with Case, reduced by the actuarial equivalent of the retirement benefits payable to Mr. Rosso under (b) those pension plans of his former employer and (c) the Case pension plans, which benefits, payable at Mr. Rosso's normal retirement age in the form of an annual benefit, would be approximately $581,000; and (6) severance benefits of two times his base salary if his employment is terminated, other than for death, disability or the gross neglect of his duties. If Mr. Rosso resigns voluntarily or retires, he will not be entitled to the severance benefits unless he voluntarily terminates after: (1) there is a material reduction or material adverse alteration in the nature of his position, responsibilities or authorities (including the failure to elect and continue to elect Mr. Rosso to Case's Board of Directors); (2) there is a material reduction in his compensation or benefits; (3) he becomes the holder of a lesser office or title; or (4) his job is relocated to a location which is more than 50 miles from Case's present location. If he receives severance, Case will continue to provide him with all the same benefits as in effect prior to termination, his stock options (including options of Tenneco Inc., the former parent of Case) will vest on the date of termination, and he will be paid the value of any restricted stock (including Tenneco restricted stock) which he forfeits. In addition, the severance benefit will be included in calculating his minimum pension guarantees. The employment agreement also provides that if any options (including Tenneco options) granted to Mr. Rosso are forfeited upon termination of his employment with Case, he will receive from Case a payment equal to the amount by which the fair market value of common stock exceeds the exercise price of such forfeited options. On December 10, 1997, Case's Board of Directors approved an increase in Mr. Rosso's base annual salary to $850,000 effective January 1, 1998. On December 9, 1998, Case's Board of Directors approved an increase in Mr. Rosso's base annual salary to $890,000 effective January 1, 1999. On March 5, 1997, the Board authorized the establishment of a trust, the assets of which will be subject to Case's general creditors, for the purpose of assisting Case in meeting certain unfunded obligations of Case, including the minimum pension guarantee under Mr. Rosso's employment agreement and certain other obligations under Case's Deferred Compensation Plan.

     Case has also entered into Change-in-Control Agreements with Messrs. Rosso, Lamb, French and Christman. The agreements will provide severance benefits if the executive's employment is terminated by Case for any reason other than cause or by the executive for "good reason" within 12 months following a Potential Change-in-Control or within 36 months following a Change-in-Control (within 24 months for Christman), as each such term is defined below. In addition, the agreements provide severance benefits if the executive voluntarily terminates employment during the 90-day period commencing on the first anniversary of a Change-in-Control. Upon an eligible termination of employment, the executive is entitled to a lump sum cash payment equal to three times (two times for Mr. Christman) his annual base salary, plus an amount equal to three times (two times for Mr. Christman) the greatest of (1) his bonus for the preceding year,
(2) the target bonus for the year of termination, or (3) the bonus which would otherwise be payable to the executive for the year of termination, plus an amount equal to three times (two times for Mr. Christman) the amount of Case's contribution to the Case Corporation Retirement Savings Plan for the calendar year preceding the year of termination. The executive is also entitled to 36 months (24 months for Mr. Christman) of continuing medical insurance, disability income protection, life insurance coverage and death benefits, and perquisites. The agreements also provide that vesting of all stock awards will accelerate upon a Change-in-Control. If such acceleration is not permitted under the terms of the plans pursuant to which such stock awards were made, and the executive forfeits the award following the Change-in-Control, the executive will receive the value of the forfeited award in cash. If payments under the agreements would cause the executive to be subject to excise taxes under Section 4999 of the Internal Revenue Code, the executive will be entitled to an additional payment from Case in the amount of such excise taxes, plus an amount equal to any taxes arising by reason of the additional payment. Mr. Rosso will also be entitled to an additional three years of service in determining the minimum pension guarantee provided under his employment agreement. To the extent that Mr. Rosso receives severance benefits under this agreement, such benefits will be in lieu of the severance benefits otherwise payable under Mr. Rosso's employment agreement.

     Generally, for purposes of these agreements, a "Change-in-Control" will be deemed to occur (1) upon the acquisition of 25% or more of Case's voting power or outstanding stock by any party (other than certain related parties), (2) upon a tender offer pursuant to which the person making the offer owns or has accepted for payment 25% or more of the total voting power of Case's stock, or three business days before any such offer is to terminate (unless the offer is withdrawn first) such person could own, by the terms of the offer plus any shares owned by such person, 50% or more of such total voting power when the offer terminates, (3) if Case's stockholders approve a merger or consolidation of Case with any other company (unless Case's voting stock continues to represent more than 70% of the combined voting power of Case's or the surviving entity's voting stock, or Case's directors continue to constitute at least 50% of the directors of the surviving entity immediately after the merger or consolidation), or (4) if during any consecutive two-year period, the Board consists of a majority of directors whose nomination for election was not approved by at least two-thirds of the directors then in office who were directors at the beginning of the two-year period or whose nomination was so approved. A "Potential Change-in-Control" will be deemed to occur if (1) any person who is the beneficial owner of 9.5% or more of the voting power of Case's outstanding securities increases its beneficial ownership by 5% or more of the voting power of Case's outstanding securities over the percentage owned on the agreement date, (2) a tender offer is made for 25% or more of the total voting power of Case's stock, (3) any person makes a solicitation of proxies for the election of directors who have not been recommended by Case, (4) Case enters into negotiations with respect to a transaction which would upon consummation constitute a Change-in-Control, or (5) the Board adopts a resolution to the effect that a Potential Change-in-Control has occurred for purposes of these agreements.

     An executive may terminate employment for "good reason" if (1) there is a significant change in the nature or scope of his duties or a breach by Case of any other provision of these agreements, (2) his office is relocated to a location which is more than 50 miles from the location of his present office,
(3) the executive reasonably determines that, as a result of the Change-in-Control and circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, power, function or duties associated with his position prior to the Change-in-Control or Potential Change-in-Control, as applicable, or (4) Case fails to obtain a satisfactory agreement from any successor to assume and perform these agreements.

               -------------------------------------------------

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for developing and implementing executive compensation policies and programs that support Case's primary objective of long-term maximization of stockholder value. The Compensation Committee is comprised of four outside directors who are also strongly committed to implementing and administering Case's executive compensation programs in an effective manner.

    GOVERNING PRINCIPLES

     In overseeing Case's executive remuneration programs, the Compensation Committee bases the programs on several principles, as set forth below.

  - Place High Portion at Risk -- Case's executive compensation programs are strongly linked to measured financial performance and place a significant portion of compensation at risk. Approximately three-fourths of executives' total compensation is at risk in the form of incentive compensation tied to performance.

  - Emphasize Stockholder Value Objective -- The majority of at risk compensation is comprised of long-term, equity-based programs which serve as the cornerstone of Case's executive compensation program. Consistent with this principle, an executive's net worth depends heavily on appreciation in the value of Case common stock over the long term. Also, executives are required to own stock valued at one-half to four times base salary, depending on responsibility level.

  - Pay Competitively for Results -- The compensation offered by Case is designed to be competitive with other manufacturing companies, as well as high-performing companies. Long-term incentive opportunities are emphasized which reinforce stockholder value creation and a high performance culture.

  - Develop and Retain Leadership -- To assist the Board of Directors in identifying and retaining key leadership, the Compensation Committee also works to identify knowledgeable executives who demonstrate the ability to deliver results that increase stockholder value. Continued development and retention of current and future leadership is an integral part of the overall corporate compensation strategy.

     Executive compensation is also based on performance against non-financial objectives. Executives are expected to uphold the fundamental principles embodied in Case's Strategic Framework and its Statement of Business Conduct. These principles primarily include a commitment to integrity, development of a diverse organization, customer focus and continuous quality improvement. In upholding these non-financial objectives, executives not only contribute to their own success, but also to the success of Case's business, employees, stockholders, and the communities in which those individuals live and work.

    COMPENSATION OVERVIEW AND COMPONENTS

     In determining the amount of compensation for the Chief Executive Officer and other executives, the Compensation Committee reviews detailed competitive compensation information provided by independent consultants specializing in executive compensation. This includes comprehensive surveys for two Comparator Groups, the Peer Group and High Performing Group, as well as specific information for key direct competitors. The Peer Group consists of 22 manufacturing companies with median (50th percentile) annual revenues approximately equal to Case. These companies were chosen because they operate in a business similar to Case and compete for similar types of executives. The High Performing Group consisted of 23 manufacturing companies with a history of strong financial performance.

     The survey data above is supplemented with other data sources to assist with the verification of results and benchmarking of best practices. Some of the companies that comprise the above Comparator Groups are included in the published industry index in the Stock Performance Graph included in this Proxy Statement. The Compensation Committee believes Case's competitors for executive talent extend beyond the companies included in the published industry index established for comparing stockholder returns.

     The key elements of Case's executive compensation programs are base salary, annual incentives and long-term incentives. Each is addressed separately below.

    BASE SALARIES

     Base salary levels are established annually based on a review of salary levels for executives in the external benchmarks described above. Case attempts to establish base salaries at the median of the Peer Group. Since Case's initial public offering of its common stock in 1994, overall competitiveness for a sample of executive positions has grown close to the median.

     Annual increases to base salaries result generally from an individual executive performing in accordance with Case's Performance Alignment Process, as well as market movements and changes in individual responsibility. The Performance Alignment Process establishes individual work assignments, detailed goals and priorities, and expected leadership behaviors that contribute directly to the achievement of Case's strategic business plan and annual operating plan. The average merit increase made in January 1999 for executives was 3.8%, which was consistent with a normal range of expected industry practice.

    ANNUAL INCENTIVES

     The Compensation Committee administers the Executive Compensation Plan, which awards annual performance-based compensation in relation to the achievement of targeted corporate financial performance goals established at the beginning of the year. For 1998, the goals were based on the achievement of Corporate Economic Value Added (EVA) and, at the Business Unit level, EVA, operating income and return on net assets (RONA). EVA is defined as net operating earnings after taxes, less the cost of capital. The resulting target bonus levels are intended to provide the opportunity to earn annual cash pay in the mid-range of the Peer Group, provided performance is at an expected level. Individual bonuses may be above or below this level, depending upon performance.

     The minimum performance levels set by the Compensation Committee for 1998 were not met at the Corporate level due to a combination of adverse external factors including, among others, continuing global economic turmoil and an abrupt downturn in commodity prices in the North American agricultural equipment market. As a result, no bonuses were earned at the Corporate level, which is consistent with Case's philosophy of placing a high portion of compensation at risk, emphasizing stockholder value creation and paying competitively for results. At the Business Unit level, partial bonuses were paid to the extent performance goals established at the beginning of 1998 were achieved.

    LONG-TERM INCENTIVES

     Long-term stock-based incentives comprise the largest portion of the value of an executive's total compensation package and serve as the cornerstone of Case's executive compensation program. Long-term incentives align executive interests with those of stockholders, encourage retention of experienced personnel and create appropriate incentives to maximize stockholder value consistent with the dynamic business environment in which Case operates, as well as to support the Compensation Committee's objective of developing and retaining leadership, a variety of long-term incentives are used.

     Factors considered in determining actual individual award levels include an executive's level of responsibility, salary, historical award data, individual performance, career potential, common stock ownership position and compensation practices at comparator companies. The targeted amount of annual long-term incentives awarded by Case to its executives is at the median of the Peer Group with individual award guidelines structured to provide 75th percentile or higher awards to high performing and/or high potential executives.

     In 1998, executive officers received awards of stock options and restricted stock. These awards were intended to support the focus on stockholder value, retain key executives critical to Case's future success and assist in executing strategic initiatives. Both types of awards vest over five years in equal annual installments starting one year from the date of grant. The stock option grants were made at fair market value on the date of grant approval and have a ten-year term. The stock options have value only if Case's common stock price appreciates in value from the date the options are granted.

    STOCK OWNERSHIP

     As mentioned in the Governing Principles earlier, the Compensation Committee believes that tying the interests of executives to those of the stockholders results in enhanced stockholder value. In keeping with this principle, the Compensation Committee has established common stock ownership guidelines that require each executive officer to retain a multiple of their base salary in shares of common stock. Higher levels of management employees are required to maintain a larger multiple. Executive officers were required to own 50% of their specified multiple by December 1997 and 75% by December 1998 and are required to own 100% by December 1999. The Compensation Committee periodically reviews the guidelines for appropriateness relative to external considerations, as well as current ownership levels relative to the guidelines.

    CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Rosso's compensation was determined consistent with the principles laid out above. His base salary was $850,000 in 1998. While no bonus was paid to him for 1998 as explained above, the Compensation Committee believes that Mr. Rosso provided excellent and proactive leadership during the most difficult of economic times. Mr. Rosso's stock option and restricted stock grants for 1998 as previously described are designed to provide him with an additional incentive to enhance stockholder value and continue to effectively lead the Corporation.

     In order to encourage continued common stock ownership by Case's Chief Executive Officer, Mr. Rosso's stock ownership multiple is equal to four times his base salary. The amount of common stock Mr. Rosso beneficially owns far exceeds his current target.

    POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Code limits Case's deduction for compensation paid to its Chief Executive Officer and four other most highly compensated executive officers to $1 million unless certain requirements are met. The policy of Case and the Board Committees having compensation responsibilities is to establish and maintain a compensation program which will optimize the deductibility of compensation. Case, however, reserves the right to authorize compensation which may not, in a specific case, be fully deductible by Case to recognize individual achievement or to assure payment of compensation which is competitive in the marketplace.

    CONCLUSION

     The Compensation Committee believes these executive compensation policies and practices effectively serve the interest of stockholders and Case. The various compensation programs offered are believed to be appropriately balanced to provide increased motivation for executive officers to continue to contribute to Case's overall future success and increase the value of Case for its stockholders' benefit.

     We will continue to monitor the effectiveness of Case's total compensation program to meet the ongoing needs of Case.

                   Compensation Committee

                   Gerald Rosenfeld, Chairperson
                   Pei-yuan Chia
                   Jeffery T. Grade
                   Thomas R. Hodgson

               -------------------------------------------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From January 1, 1998 to May 13, 1998, Case's Compensation Committee of the Board of Directors consisted of Messrs. Grade, Hodgson, Rosenfeld and Tetzlaff. On the latter date, Mr. Tetzlaff was assigned to another committee and Mr. Chia became a member of Case's Compensation Committee. None of Messrs. Chia, Grade, Hodgson, Rosenfeld or Tetzlaff was or has been an officer or employee of Case or any of its subsidiaries.

     Except as set forth below, there were no interlocks or insider participation with other companies within the meaning of the SEC's proxy rules during 1998.

     During 1998, Case and its subsidiaries engaged the law firm of Jenner & Block for legal services. Mr. Tetzlaff, a director of Case, is a partner of Jenner & Block. Case intends to engage Jenner & Block for similar services during 1999. Pursuant to an agreement with Case, Mr. Tetzlaff has agreed to devote whatever time is necessary to attend to his responsibilities as a director of Case and will not receive from Jenner & Block any part of the fees paid by Case to that firm during the period he serves as a director.

     During 1998, Case and its subsidiaries engaged the services of the investment banking firm of NationsBanc Montgomery Securities LLC. Mr. Rosenfeld, a director of Case, was a Senior Managing Director of NationsBanc during 1998. Case may engage NationsBanc or its affiliates for similar services during 1999.

     All the transactions discussed above involving Messrs. Tetzlaff and Rosenfeld were in the ordinary course of business.

                ------------------------------------------------
                         STOCK PRICE PERFORMANCE GRAPH

     Case was first listed on the New York Stock Exchange on June 24, 1994 and on the Chicago Stock Exchange on August 2, 1994 following an initial public offering of Case's common stock.

     The following performance graph compares changes, for the periods indicated, in the Cumulative Total Return on an investment in common stock with the Standard & Poor's 500 Stock Index (the "S&P 500") and the Standard & Poor's Machinery (Diversified) Stock Index (the "S&P Machinery Index").

     The comparison reflects the investment of $100 on June 30, 1994, and the reinvestment of dividends, in each of common stock, the S&P 500 and the S&P Machinery Index. "Cumulative Total Return" on a share of common stock, the S&P 500 and the S&P Machinery Index is measured by dividing (1) the sum of (a) the cumulative amount of dividends for the period of June 30, 1994 through December 31, 1998 (assuming the reinvestment of dividends over such period), and (b) the difference between the price of a share of common stock, the S&P 500 and the S&P Machinery Index, respectively, at June 30, 1994, and each fiscal-year-end date through December 31, 1998, by (2) the price of a share of common stock, the S&P 500 and the S&P Machinery Index, respectively, at June 30, 1994.

     The stock price performance shown on this graph is not necessarily indicative of the future stock price performance of common stock.

                                                   S&P MACHINERY INDEX               S&P 500                      CASE
                                                   -------------------               -------                      ----
6/30/94                                                    100                         100                         100
12/30/94                                                   103                         105                         114
12/29/95                                                   127                         144                         245
12/31/96                                                   158                         177                         293
12/31/97                                                   202                         236                         326
12/31/98                                                   154                         304                         118

            --------------------------------------------------------
                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In July 1995, Case extended to Mr. Lamb, the President and Chief Operating Officer of Case, an interest-free loan of $150,000 for the purchase of his residence upon returning to the United States from an overseas assignment. The loan is payable in ten equal installments, beginning on December 31, 1995, and ending on December 31, 2004. The amount presently outstanding under this loan is $90,000. In March 1996, Case extended to Mr. French, the President, Financial Services, and Chief Financial Officer of Case, a $150,000 credit facility on the same terms for the purchase of a residence. The amount presently outstanding under this facility is $105,000.

     Mr. Brennan, the General Counsel and Secretary of Case, is also a partner of Mayer, Brown & Platt, and is compensated under an arrangement whereby any salary and bonus paid by Case is paid to him by Case through that law firm. The compensation for Mr. Brennan reflected in the Summary Compensation Table represents the amount paid by Case to Mayer, Brown & Platt in 1998 for Mr. Brennan's services. Case and its subsidiaries engaged Mayer, Brown & Platt for legal services during 1998, and Case and its subsidiaries intend to retain such firm for similar services during 1999. In 1998, the amount paid or accrued by Case to Mayer, Brown & Platt was approximately $7.6 million for legal fees and expenses, not including the compensation paid to Mr. Brennan reflected in the Summary Compensation Table. Pursuant to an agreement with Case, Mr. Brennan will not receive from Mayer, Brown & Platt any part of the fees paid by Case to that firm during the period he serves as General Counsel and Secretary.

      -------------------------------------------------------------------
                  APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

PLAN SUMMARY

     The following summary of the Case Corporation Employee Stock Purchase Plan is qualified in its entirety by the full text of the Plan, which is set forth in Exhibit A.

     The Plan was first established on February 1, 1995, has been amended periodically since that time, and was amended and restated in its entirety as of January 1, 1999 to: (1) extend the termination date of the Plan by one year to December 31, 2000, (2) increase the number of shares available for purchase under the Plan from 1,400,000 to 3,400,000, (3) modify the groups of employees who are eligible to participate in the Plan and (4) to change the first purchase date in 1999 from March 31 to June 30. The Plan has been approved by Case's Board of Directors and was previously approved by the Case stockholders. As of January 1, 1999, 44,979 shares remained available for purchase under the Plan prior to its amendment. If shareholders approve the amended Plan, 2,044,979 shares will be available for 1999 and 2000. The Plan is intended to qualify under Section 423 of the Internal Revenue Code, which requires that stockholders approve any amendment which increases the number of shares available for issuance under the plan or which modifies the group of eligible employees. As a result, the Board of Directors is submitting the amended Plan for the approval of the stockholders. No shares may be purchased under the Plan after December 31, 1998 unless the amended Plan is approved by stockholders.

     As amended, all active employees of Case and its participating subsidiaries are eligible to participate in the Plan. A participating subsidiary is any corporation designated by Case in which Case has, directly or indirectly, at least a 50% ownership interest. Eligible employees elect to participate in the Plan during annual offering periods by authorizing payroll deductions of at least $10 per month and no more than $21,250 per year subject to certain other limitations imposed by the Code. Generally, offering periods under the Plan commence on January 1 and end the following December 31. At the last business day of each calendar quarter during the offering period (an "exercise date"), the participant's accumulated payroll deductions as of that date are used to purchase shares of common stock. The purchase price per share is equal to the lower of (1) 85% of the fair market value of a share of common stock as of the first business day of the offering period, or (2) 85% of the fair market value of a share of common stock on the exercise date, but not less than par value.

     Participants may withdraw from the Plan at any time during the offering period by voluntarily discontinuing their payroll deductions, subject to a ten Business day notice requirement. If the participant withdraws, the participant may not recommence participation in the Plan until the beginning of the next offering period. A participant may increase or decrease (except to zero) the amount of his payroll deductions only as of the first day of an offering period. Participation is automatically terminated upon a participant's termination of employment for any reason. Upon a voluntary withdrawal from the Plan, or termination of employment, all accumulated payroll deductions will be used to purchase whole shares of common stock as of the exercise date next following the withdrawal or termination. Any amount not used to purchase whole shares will be returned to the participant in cash. If the stockholders do not approve the Plan as requested, the Plan will automatically terminate and all accumulated payroll deductions will be returned to participants.

U.S. TAX EFFECTS

     A participant will not recognize taxable income upon either the grant or exercise of the right to purchase shares under the Plan. If shares acquired under the Plan are sold or disposed of (including by way of gift), or if the participant dies while owning the shares, at least two years after the date the right to purchase such shares was granted, and at least one year after the shares were transferred to the participant, the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (2) the excess of the fair market value of the shares at the date of grant over an amount equal to what the purchase price would have been if it had been computed as of the date of grant, will be treated as ordinary income to the participant. Any further gain or disposition will be treated as long-term capital gain and any loss will be treated as a capital loss.

     If shares are sold or disposed of (other than on account of the participant's death) before the expiration of the holding period described above, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary compensation income to the participant.

This excess will constitute ordinary compensation income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as a capital gain and will be treated as a long-term capital gain if the shares have been held more than one year.

     There will be no federal income tax consequences to Case when it grants rights to purchase shares under the Plan or when those rights are exercised. If, however, a participant disposes of stock acquired under the Plan before the expiration of the holding period described above, generally Case will be entitled to a deduction in the year of such disposition equal to the amount of ordinary income recognized by the participant. Case will pay the brokerage fees incurred in one sale each calendar year of shares of common stock if such shares have been held for at least two years from the date of grant. Participants who sell shares held for less than two years that were purchased under the Plan, or who make more than one sale under the Plan in one calendar year, are responsible for any brokerage costs incurred in such sale.

PLAN BENEFITS

     Estimates of benefits under the Plan cannot be made because they will depend upon the decision of an eligible employee to participate and the price of Case's common stock on the first business day and each exercise date of the offering period. The closing price of Case's common stock on March 31, 1999, as reported on the New York Stock Exchange Composite Tape, was $25.375 per share.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
         APPROVAL OF THE CASE CORPORATION EMPLOYEE STOCK PURCHASE PLAN

--------------------------------------------------------------------------------
           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants for Case to examine its consolidated financial statements for the calendar year 1999 and has determined that it would be desirable to request that the stockholders approve such appointment.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

     If the appointment of Arthur Andersen LLP is not approved, then the Audit Committee and the Board of Directors will consider such a vote as advice to select other independent accountants for 2000, rather than 1999, because of the difficulty and expense involved in changing independent accountants on short notice.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
    THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

                          ---------------------------
                                 OTHER MATTERS

VOTING OF SHARES

     The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named as proxies to vote all shares represented by proxy (unless otherwise directed by stockholders) in accordance with their judgment on such matters pursuant to discretionary authority granted in the proxy.

     Shares represented by proxy will be voted on the proposals referred to on the proxy, and presented at the Annual Meeting, in accordance with the stockholder's specifications marked thereon. Stockholders are encouraged to specify their choices on matters to be voted upon. If no specification is made with respect to any such proposal, shares represented by proxy will be voted as to such proposal in accordance with the recommendation of the Board of Directors set forth above in this Proxy Statement. A proxy may be revoked at any time before it is voted at the meeting by voting in person or by delivering a later dated proxy (including by Internet or telephone) or a written notice of revocation to the Secretary of Case so as to be received by the Secretary prior to the vote.

     Case's By-Laws require that the holders of record of a majority in voting power of the outstanding shares entitled to vote at the Annual Meeting of Stockholders be present, in person or by proxy, to establish a quorum. Shares abstaining with regard to a matter to be presented to the stockholders constitute part of the quorum present with respect to such matter. However, shares for which voting power has been withheld, such as broker non-votes, do not constitute part of the quorum present with respect to such matter. Consequently, the number of shares representing the quorum present for the meeting may be greater than the shares present for action on a particular proposal. If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the election of directors since directors are elected by a plurality of the votes cast. However, approval of the appointment of Case's independent public accountants and the Employee Stock Purchase Plan will require the affirmative vote of the holders of shares of common stock representing more than 50% of the voting power of shares represented at the meeting in person or by proxy and entitled to vote on the matter. As a result shares which abstain from voting will count as votes against such appointment and the Employee Stock Purchase Plan and broker non-votes will have no effect on the outcome.

               -------------------------------------------------

PROXY SOLICITATION EXPENSE

     The cost of solicitation of proxies will be borne by Case. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and Case expects to reimburse such parties for their charges and expenses. Georgeson & Co. Inc., New York, New York, has been retained to assist Case in the solicitation of proxies at a fee estimated not to exceed $7,000.

               -------------------------------------------------

STOCKHOLDER PROPOSALS

     Stockholder proposals must be received by Case by December 22, 1999 and must otherwise comply with the rules of the SEC to be included in Case's Proxy Statement and form of proxy for Case's 2000 Annual Meeting of Stockholders.

     Stockholder proposals not included in the Proxy Statement must comply with the advance notice procedure set forth in Case's By-Laws to be properly considered at an annual meeting of stockholders. This procedure requires that such proposals be submitted in writing to the Secretary of Case, at the principal executive offices of Case, (1) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, or
(2) not less than 45 days nor more than 75 days prior to the first anniversary of the date on which Case first mailed its proxy materials for the preceding year's annual meeting, whichever period occurs first. For the 2000 annual meeting, this would require that notices be received no earlier than January 13, 2000 and no later than March 6, 2000. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Case.

DIRECTOR NOMINATIONS

     A stockholder may recommend to the Nominating Committee of the Board of Directors persons as potential nominees for director by submitting the names of those persons in writing to the Secretary of Case.

     A stockholder may directly nominate persons for election to the Board of Directors if the stockholder submits such nomination, together with related information required by Case's By-Laws, in writing to the Secretary of Case at the principal executive offices of Case in the same manner as for stockholder proposals, not included in the Proxy Statement, as described above.

                                            By order of the Board of Directors

                                                    RICHARD S. BRENNAN
                                                        Secretary
Racine, Wisconsin
April 20, 1999

                                   EXHIBIT A

                 CASE CORPORATION EMPLOYEE STOCK PURCHASE PLAN
                (As Amended and Restated as of January 1, 1999,
      Subject to the Approval of Stockholders at the 1999 Annual Meeting)

     The Case Corporation Employee Stock Purchase Plan (the "Plan") has been established by Case Corporation to provide Eligible Employees (as defined in Section 1) of Case Corporation, a Delaware corporation (the "Corporation"), and its Participating Subsidiaries (as defined in Section 1) an opportunity to purchase shares of Common Stock of the Corporation ("Common Stock") on the terms and conditions set forth below. This amendment and restatement of the Plan is effective January 1, 1999, subject to approval of the Corporation's stockholders as described herein.

     1. DEFINITIONS. For purposes of the Plan, the following capitalized terms shall have the meaning indicated.

     (a) Base Pay means, for each participating employee, the regular compensation and commissions earned during each payroll period, before any deductions or withholding, but excluding overtime pay, bonuses amounts paid as reimbursements of expenses and other additional compensation, under rules uniformly applied to all participating employees.

     (b) Business Day means any day on which the New York Stock Exchange ("NYSE") is open for business.

     (c) Code means the Internal Revenue Code of 1986, as amended.

     (d) Committee means the Compensation Committee of the Board of Directors of the Corporation.

     (e) Eligible Employees means those employees of the Corporation and its Participating Subsidiaries who are eligible to participate in the Plan pursuant to Section 3.

     (f) Exercise Date means the last Business Day of each calendar quarter; provided, however, that the last Business Day of the calendar quarter ending on March 31, 1999 shall not be an Exercise Date under the Plan.

     (g) Exercise Price means the lesser of (i) 85% of the Fair Market Value of a share of the Common Stock on the Grant Date for the calendar year in which the Exercise Date falls, or (ii) 85% of the Fair Market Value of such share on the Exercise Date, but not less than par value.

     (h) Fair Market Value as of any date means the average of the high and low sales price per share of the Common Stock as quoted on the NYSE Composite Transactions tape for that date.

     (i) Grant Date means the first Business Day of each calendar year.

     (j) Offering Period means the twelve-month period beginning on January 1 of a particular calendar year and ending on December 31 of such calendar year.

     (k) Participating Subsidiary means any Subsidiary which, with the consent of the Corporation, participates in the Plan. Participating Subsidiaries as of the Effective Date are set forth in Appendix A hereto.

     (l) Plan Account means an account maintained by the Corporation or its designated recordkeeper for each Eligible Employee who participates in the Plan to which payroll deductions are credited, against which funds used to purchase shares of Common Stock are charged and to which shares of Common Stock purchased are credited, all as described herein.

     (m) Subsidiaries means those corporations (other than the Corporation) in which the Corporation has, either directly or indirectly, at least a 50 percent ownership interest and which constitute subsidiaries of the Corporation within the meaning of section 424(f) of the Code.

     Any numbers preceded herein by the symbol "$" shall be references to U.S. dollars. For non-U.S. participants, any applicable dollar limits specified hereunder in U.S. dollars shall be converted to local currency denominations based on the exchange rates in effect on the first day of each Plan Year.

     2. STOCK SUBJECT TO THE PLAN. The Corporation shall make available 3,400,000 shares of its Common Stock for purchase under the Plan, which shares may be authorized but unissued shares or treasury shares.

     3. ELIGIBLE EMPLOYEES. All active employees of the Corporation or any of its Participating Subsidiaries shall be eligible to participate in the Plan.

     4. PARTICIPATION IN THE PLAN. (a) An Eligible Employee may participate in the Plan by filing an election (an "Election") with the Corporation, or its designated recordkeeper, in accordance with uniform and nondiscriminatory rules established from time to time by the Corporation, which Election authorizes payroll deductions from the employee's Base Pay. Such deductions shall commence with the first pay period in the Offering Period beginning after such form is filed and recorded with the Corporation or its designated recordkeeper and shall continue until the employee terminates participation in the Plan or the Plan is terminated. An Eligible Employee may participate in the Plan only through payroll deductions. Other contributions will not be accepted.

     (b) No employee shall be granted an option under the Plan to purchase shares of Common Stock on any Grant Date (as described in Section 8(a)) if such employee, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary. For purposes of this paragraph, the rules of section 424(d) if the Code shall apply in determining the stock ownership of an individual, and stock which the employee may purchase under outstanding options (whether or not granted pursuant to this Plan) shall be treated as stock owned by the employee.

     (c) No employee will be granted an option under the Plan pursuant to
Section 8(a) to the extent such option would permit the employee's right to purchase Common Stock under the Plan (and all other employee stock purchase plans of the Corporation and its Subsidiaries) to accrue at a rate that exceeds $25,000 in Fair Market Value of the Common Stock (determined as of the Grant
Date) for the Offering Period. This paragraph shall be interpreted in accordance with section 423(b)(8) of the Code.

     5. PAYROLL DEDUCTIONS. Payroll deductions shall be made from the Base Pay paid to each participating employee for each payroll period in such amounts as the participating employee shall authorize in his or her Election. The minimum payroll deduction shall be $10 per month and the maximum payroll deduction shall be $21,250 per calendar year. Should a participating employee's Base Pay be insufficient in any pay period to allow the entire payroll deduction contemplated under the Plan, no deduction will be made for such pay period. Payroll deductions will resume with the next pay period in which the participating employee has Base Pay sufficient to allow for the deductions. Payroll deductions under the Plan shall be made in any pay period only after other withholdings, deductions, garnishments and the like have been made, and only if the remaining Base Pay is sufficient to allow the entire payroll deduction contemplated.

     6. CHANGES IN THE PAYROLL DEDUCTIONS. Subject to the minimum and maximum deductions set forth in Section 5, a participating employee may change the amount of his or her payroll deduction for an Offering Period by filing a new Election with the Corporation or its designated recordkeeper between October 1 and November 15 (or such other period authorized by the Committee, but ending, in no event, later than December 31) of the year prior to the Offering Period for which the change is to be effective. Except as set forth in Section 7, other changes shall not be allowed during an Offering Period.

     7. TERMINATION OF PARTICIPATION IN PLAN. A participating employee, at any time and for any reason, may voluntarily terminate participation in the Plan by written notification of withdrawal delivered to the appropriate payroll office at least 10 Business Days before the next pay period. An employee's participation in the Plan shall be terminated upon termination of his or her employment with the Corporation and its Participating Subsidiaries for any reason. In the event a participating employee's participation in the Plan is voluntarily or involuntarily terminated, payroll deductions shall cease; provided, however, that any payroll deductions credited to such employee's Plan Account shall be used to purchase shares of Common Stock on the next Exercise Date. An employee whose participation in the Plan has terminated may not rejoin the Plan until the next Offering Period following the date of such termination. Notwithstanding the foregoing or any other provision of the Plan, if the Plan, as amended and restated effective as of January 1, 1999, is not approved by the Corporation's stockholders at the 1999 regular annual meeting, the Plan shall automatically terminate and all funds then held in participants' Plan Accounts under the Plan shall be returned to the participants, without earnings, as soon as practicable thereafter.

     8. PURCHASE OF SHARES. (a) On each Grant Date, each participating employee shall be deemed to have been granted an option to purchase shares of Common Stock as provided in this Section 8.

     (b) On each Exercise Date, each participating employee shall be deemed to have exercised his or her option granted pursuant to Section 8(a). On each Exercise Date, the Corporation shall apply the funds credited to each participating employee's Plan Account to the purchase (without commissions or fees) of that number of shares of Common Stock determined by dividing the Exercise Price into the balance in the employee's Plan Account on the Exercise Date.

     (c) As soon as practicable after each Exercise Date, a statement shall be delivered to each participating employee which shall include the number of shares of Common Stock purchased on the Exercise Date on behalf of such employee under the Plan.

     (d) When requested, a stock certificate for whole shares of Common Stock in a participating employee's Plan Account purchased pursuant to the Plan shall be issued in the name of the participating employee, or if so specified in the participating employee's Election, in the employee's name and the name of another person as joint tenants with right of survivorship or as tenants in common. A cash payment shall be made for any fraction of a share in such Plan Account, if necessary to close the Plan Account.

     9. RIGHTS AS A STOCKHOLDER. As of the Exercise Date, a participating employee shall be treated as record owner of his or her shares purchased pursuant to the Plan.

     10. RIGHTS NOT TRANSFERABLE. Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee or by the employee's guardian or legal representative. No rights or payroll deductions of a participating employee under the Plan shall be subject to execution, attachment, levy, garnishment or similar process.

     11. SALE OF SHARES. The Corporation shall pay the brokerage costs incurred in one sale each calendar year of shares of Common Stock for any Plan participant purchased under the Plan, provided that such shares are held for at least two years from the Grant Date for such shares, and such shares of Common Stock are sold by the Corporation's Transfer Agent Should a participating employee choose to sell such shares purchased under the Plan within two years from the Grant Date, such employee shall be responsible for any brokerage costs incurred in such sale. Sales requested by a participating employee shall occur as soon as administratively feasible after the receipt of such request, but neither the Committee nor the Corporation nor any Subsidiary shall be liable for any delay in the execution of such request.

     12. APPLICATION OF FUNDS. All funds of participating employees received or held by the Corporation under the Plan before purchase of the shares of Common Stock may be held in bank accounts of the Corporation.

     13. ADJUSTMENTS IN CASE OF CHANGES AFFECTING SHARES. In the event of subdivision or consolidation of outstanding shares of Common Stock, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased or decreased proportionately, and such other adjustment be made as may be deemed equitable by the Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as shall be deemed equitable by the Committee to give proper effect to such event.

     14. ADMINISTRATION OF PLAN. The Plan shall be administered by the Committee. The Committee shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard to the Plan and such rules and regulations shall be final and conclusive. It is intended that the Plan shall at all times meet the requirements of section 423 of the Code, and the Committee shall, to the extent possible, interpret the provisions of the Plan so as to carry out such intent.

     15. AMENDMENTS TO PLAN. The Board of Directors of the Corporation, at any time, or from time to time, may amend suspend, or terminate the Plan, provided, however, that, (a) other than as provided in Section 13 or 16(b), no amendment shall be made increasing or decreasing the number of shares authorized for issuance under the Plan, and (b) except to conform the Plan to the requirements of the Code, no amendment shall be made (i) changing the formula for determining the Exercise Price per share, (ii) withdrawing the administration of the Plan from the Committee, (iii) affecting the rights of participating employees to purchase stock on an Exercise Date with funds already credited to Plan Accounts, or (iv) which would cause the Plan not to meet the requirements of section 423(b) of the Code. Notwithstanding the foregoing or any other provision of the Plan, no amendment shall be made to the Plan without approval of the Corporation's stockholders if stockholder approval would be required for such amendment under section 423 of the Code.

     16.  EFFECTIVE DATE, SUSPENSION AND TERMINATION OF PLAN.

     (a) The Plan, as amended and restated, shall become effective as of January 1, 1999. It has been adopted by the Board of Directors of the Corporation; provided, however, that no shares shall be purchased pursuant to the Plan after December 31, 1998 unless and until the Plan is approved by the stockholders of the Corporation.

     (b) The Plan shall terminate upon the earliest of (a) the termination of the Plan by the Board of Directors of the Corporation, (b) December 31, 2000,
(c) when no more shares remain to be purchased under the Plan, or (d) the date specified in Section 7. The Board of Directors of the Corporation may terminate the Plan at any time; provided, however, that if such termination occurs effective other than as of an Exercise Date, all amounts then credited to Participants' Plan Accounts shall be returned to them, without earnings, as soon as practicable after such termination unless, in connection with such termination, the Board declares the termination date to be an Exercise Date. If, on an Exercise Date, participating employees in the aggregate have options to purchase more shares of Common Stock than are then available for purchase under the Plan, each participating employee shall be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis and any excess payroll deductions shall be returned to such employees, all as provided by uniform rules and regulations adopted by the Committee.

     17. COST. All costs and expenses incurred in administering the Plan shall be paid by the Corporation, except that any brokerage fees or certificate costs incurred in the sale of the shares of Common Stock by any participating employee shall be handled in accordance with Section 8 and Section 11 of the Plan.

     18. GOVERNMENTAL REGULATIONS. The Corporation's obligation to sell and deliver its Common Stock pursuant to the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

     19. APPLICABLE LAW. This Plan shall be interpreted under the laws of the State of Delaware, unless preempted by federal law. This Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with Section 423 of the Code. Any provisions required to be set forth in this Plan by such section 423 of the Code are hereby included as fully as if set forth in the Plan in full.

     20. EFFECT ON EMPLOYMENT. The provisions of this Plan shall not affect the right of the Corporation or any Subsidiary or any participating employee to terminate his or her employment with the Corporation or Subsidiary.

     21. WITHHOLDING. The Corporation reserves the right to withhold from Common Stock or cash distributed to a participating employee under the Plan any amounts which it is required by law to withhold.

                                   Appendix A
                           PARTICIPATING SUBSIDIARIES
Case Canada Corporation
Case Corporation Pty Ltd

                            NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                                 ANNUAL MEETING
                                OF STOCKHOLDERS
                                  MAY 12, 1999

                                CASE CORPORATION
                   700 STATE STREET, RACINE, WISCONSIN 53404

                                   CASE LOGO

                       (LOGO)  PRINTED ON RECYCLED PAPER

Case Corporation
                                                                     [CASE LOGO]

1999 Annual Meeting of Stockholders
Proxy/Voting Instruction Card

The undersigned hereby appoints Jean-Pierre Rosso, Richard S. Brennan, and Kevin J. Hallagan, and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Case Corporation held of record by the undersigned at the close of business on March 26, 1999 and entitled to vote at the Annual Meeting of Stockholders of Case Corporation to be held at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin, at 9:00 a.m., Racine time, on May 12, 1999, or at any adjournment thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.


                             Director Nominees:

   1 Pei-yuan Chia           4 Thomas R. Hodgson          7 Jean-Pierre Rosso
   2 Ronald E. Goldsberry    5 Katherine M. Hudson        8 Theodore R. Tetzlaff
   3 Jeffery T. Grade        6 Gerald Rosenfeld


This card also constitutes directions to the Trustee of the Case Corporation Retirement Savings Plan by participants in such plan.

                                                             [SEE REVERSE SIDE]

--------------------------------------------------------------------------------
 - FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL -



--------------------------------------------------------------------------------
[CASE LOGO]                                                  THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.


                         FOR ASSISTANCE IN THESE AREAS:

- DIVIDEND CHECKS--ADDRESS CHANGES--LEGAL TRANSFERS

- CONSOLIDATION OF ACCOUNTS--ELIMINATE MULTIPLE ACCOUNTS FOR ONE HOLDER AND CERTAIN DUPLICATE STOCKHOLDER MAILINGS GOING TO ONE ADDRESS. (Dividend checks, annual reports and proxy materials would continue to be mailed to each stockholder.)

          JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                        (800) 519-3111 OR (201) 324-1225
                                  OR WRITE TO:
              FIRST CHICAGO TRUST COMPANY, A DIVISION OF EQUISERVE
                                 P.O. BOX 2500
                       JERSEY CITY, NEW JERSEY 07303-2500

    PLEASE MARK YOUR
/X/ VOTES AS IN THIS
    EXAMPLE.

    This Proxy is solicited by the Board of Directors.  When properly executed, it will be voted in the manner directed.
If no direction is given, this Proxy will be voted FOR all of the Board of Directors' nominees and FOR proposals 2 and 3.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES AND FOR PROPOSALS 2 AND 3.

                       FOR   WITHHELD                                FOR   AGAINST    ABSTAIN
1.  Election of        [ ]     [ ]           2.  Approval of          [ ]     [ ]       [ ]       4. In the Discretion of the
    Directors                                    Employee Stock                                      Proxies named herein, the
    (see reverse)                                Purchase Plan                                       Proxies are authorized to vote
                                                                                                     upon other matters as may
                                                                                                     properly come before the
                                                                                                     meeting.

FOR all nominees except:

                                             3.  Approval of Arthur   [ ]     [ ]       [ ]
                                                 Andersen LLP as
______________________________________           Independent Public
                                                 Accountants

                                                                  The signer hereby revokes all Proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

                                                                  NOTE:  Please sign exactly as name appears hereon.  Joint
                                                                         owners should each sign.  When signing as attorney,
                                                                         executor, administrator, trustee or guardian, please
                                                                         give full title as such.


                                                                  ___________________________________________________________


                                                                  ___________________________________________________________
                                                                  SIGNATURE                                         DATE

-|------------------------------------------------------------------------------------------------------------------------------|---

                                   - FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL -

                                                                                                   [CASE LOGO]


Dear Stockholder:

Case encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the Proxy/Voting Instruction Card.

TO VOTE OVER THE INTERNET:

     - Log on to the internet and go to the Web site http://www.vote-by-net.com

TO VOTE OVER THE TELEPHONE:

     - On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week

     - Non-U.S. stockholders should call 1-201-324-0377

To vote your shares electronically you will be asked to use your voter control number (including # symbols) exactly as printed in the box above, just below the perforation.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the Proxy/Voting Instruction Card.

If you choose to vote your shares electronically, there is no need for you to mail back your Proxy/Voting Instruction Card.

                 YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.

CASE CORPORATION LOGO
CASE CORPORATION
700 STATE STREET
RACINE, WISCONSIN 53404
(414) 636-6011

April 20, 1999

Dear Retirement Savings Plan Participant:

Case Corporation's 1999 Annual Meeting of Stockholders will be held on May 12 in Racine, Wisconsin. The close of business on March 26 has been fixed as the record date for the determination of common stockholders entitled to notice of and to vote at the meeting.

Enclosed for your information are the materials that have been sent to record stockholders in connection with the meeting, including a Proxy/Voting Instruction Card. As in past years, you and other participants in the Retirement Savings Plan are being given an opportunity to direct the trustee of that plan how to vote the shares allocated to your Retirement Savings Plan account and at the same time to vote other shares of stock that you own. The card breaks the number of shares of common stock on the record date into four categories. The card uses the category "Common" for any shares of common stock owned outright. That category excludes restricted shares awarded and held under the Equity Incentive Plan, and shares allocated to Employee Stock Purchase Plan or Retirement Savings Plan accounts. The next category "REST" pertains to restricted shares awarded under the Equity Incentive Plan which have not yet vested. The last two categories, "ESPP" and "RSP," respectively cover shares in Employee Stock Purchase Plan and Retirement Savings Plan accounts.

Your Proxy/Voting Instruction Card will only show the categories in which you have shares. You may sign and return the card in the enclosed envelope or follow the instructions on the card to take advantage of the Internet or telephone voting methods offered for the first time this year. Whichever voting method you choose, you are directing the persons named as proxies to vote your shares of common stock in the "Common," "REST," and "ESPP" categories in the manner specified on the card. You are also directing the trustee of the Retirement Savings Plan to have your shares in the "RSP" category voted in the same manner.

If you do not give any voting instructions, the trustee of the Retirement Savings Plan will vote the shares in your account in accordance with the requirements of the plan, which may or may not reflect your views. In that event, the proxies cannot vote your other shares.

YOUR VOTE IS IMPORTANT. PLEASE INDICATE YOUR VOTING INSTRUCTIONS AT YOUR EARLIEST OPPORTUNITY.

Very truly yours,
R.S. BRENNAN
Richard S. Brennan
General Counsel and Secretary